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                                                                    Exhibit 10.6

                             [Company Letterhead]


March 22, 2000

Kevin R. Evans
18137 Via Encantada
Monte Sereno, CA 95030

Re:  Executive Severance Benefit Plan

Dear Kevin:

This letter is in regard to the PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan") that the Board of Directors of PlaceWare, Inc. (the "Company") adopted on February 29, 2000.

In exchange for being eligible for the benefits provided under the Plan, we request that you agree to modify the following provisions of your offer letter from the Company dated November 5, 1999 (the "Offer Letter"):

     "As an officer of the company, recommendation to the PlaceWare, Inc.'s Board of Directors that in the event the company is subject to a Change in Control (as defined in the 1997 Stock Plan), you will immediately vest in, and the company's right of repurchase will lapse with respect to, one hundred percent (100%) of any remaining unvested option shared that you hold or have the right to acquire. Additionally, you will be given 6 months of severance. In the event of change of location greater than 50 miles or change of CEO and change of responsibility, you will be given 6 months of severance and 6 months of vesting."

Upon signing this agreement, the foregoing provisions of your Offer Letter will instead read as follows:

     "As an executive of PlaceWare, Inc., you will be listed on Schedule I to the PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan") and thus eligible to receive benefits in accordance with the terms of that Plan and as modified in this agreement. As of the date you sign this letter, you will be entitled to the benefits provided below:

          (a) the Company hereby approves, in addition to the three (3) months of severance for which you may be eligible under Section 4(a) of the Plan, an additional (3) three months of severance so that you are eligible for a total of six (6) months of severance payable pursuant to the terms of the Plan;

          (b) in the event your employment with the Company terminates due to an Involuntary Termination Without Cause (as defined in the Plan) that is not in connection with a Change in Control (as defined in the Plan), the Company will accelerate the vesting of all of your unvested stock options to purchase stock of

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     the Company or any successor thereto by six (6) months measured from the effective date of such termination. All other benefits in Section 4 of the Plan, including the increase of severance described in (a) above, shall be paid according to the terms of the Plan; and

          (c) in the event you are Constructively Terminated (as defined below) not in connection with a Change in Control (as defined in the Plan), pursuant to Section 3(c) of the Plan, the Company hereby approves (i) a total of six (6) months of severance and (ii) the acceleration of the vesting of all of your unvested stock options to purchase stock of the Company or any successor thereto by six (6) months measured from the effective date of such termination. All other benefits in Section 4 of the Plan shall be paid according to the terms of the Plan.

     For purposes of the above section (c) only, Constructively Terminated means that you voluntarily terminate your employment with the Company after any of the following are undertaken by the Company: (i) the relocation of the principal place of your employment to a location that is more than fifty
     (50) miles from your current principal place of employment or (ii) change of the Company's chief executive officer or (iii) material change of your current responsibilities."

We have attached a copy of the Executive Severance Benefit Plan for your review.

Upon signing this letter in the space provided below, you agree to release, acquit and forever discharge the Company of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, arising out of or in any way related to the provisions of the Offer Letter that you have agreed to modify.


Sincerely,


/s/ Barry James Folson


I have read and accepted this modification to the Offer Letter.

Kevin R. Evans                               /s/ Kevin R. Evans
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Print Name                                   Signature

March 22, 2000
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Date


Attachments:  PlaceWare, Inc. Executive Severance Benefit Plan

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